EX-33.1
(logo) GEMSA
Loan Services, L.P.

GEMSA Loan Services, L.P.
929 Gessner, Suite 1700
Houston, TX 77024
713.458.7200
800.456.1443

Management Assessment
Compliance with Regulation AB Criteria

GEMSA Loan Services, L.P. a Delaware limited partnership, (the "Assessing Party") is responsible for assessing compliance as of and for the year ended December 31, 2103, (the "Reporting Period"), with the Servicing Criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR") excluding the criteria set forth in sections 1122(d)(i)(iii), 1122(d)
(3)(i)(a),(b),(c),(d), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv),
1122(d)(4)(iii), 1122(d)(4)(vii), and 1122(d)(4)(xv) of Regulation AB in the
CFR, which the Assessing Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). With respect to applicable servicing criteria 1122(d)(2)(iii), 1122(d)(4)(ix), 1122(d)(4)(x)(c), and 1122(d)(4)(xii), there were no activities performed during the year ended December 31, 2013 with respect to the Platform, because there were no occurrences of events that would require the Assessing Party to perform such activities. Appendix A identifies the individual asset backed transaction and securities defined by management as constituting the Platform. The transactions covered by this report include all asset-backed securities transactions holding assets sub-serviced by the Assessing Party that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding, excluding securitized transactions registered prior to January 1, 2006, and/or unregistered and/or unsecuritized transactions.

With respect to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)
(vii)(a),(b) and (d), 1122(d)(4)(i), 1122(d)(4)(vi), 1122(d)(4)(x)(a) and (b),
and 1122(d)(4)(xi), management has engaged various vendors to perform certain specific and limited activities relating to these servicing criteria. The Assessing Party's management has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). Management has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Assessing Party's management is solely responsible for determining that it meets SEC requirements to apply Interpretation 17.06 for the vendors and related criteria

The Assessing Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Assessing Party has complied, in all

A Joint Venture of GE Capital Real Estate and CBRE Capital Markets www.gemsals.com


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material respects, with the Applicable Servicing Criteria as of December 31,
2013, and for the Reporting Period with respect to the Platform Transactions.

KPMG LLP , a registered public accounting firm, has issued an attestation report with respect to the Assessing Party's assessment of compliance with the Applicable Servicing Criteria as of and for the year ended 31 December 2013.


/s/ Joseph F. Beggins
Joseph F. Beggins
Chief Executive Officer

February 21,2014
Date


/s/ Kirk A. White
Kirk A. White
Chief Operating Officer

February 21,2014
Date